For Immediate Release                                           February 8, 2000

            PERINI ANNOUNCES $40 MILLION EQUITY INVESTMENT AGREEMENT
                               WITH NEW INVESTORS


Framingham, MA -- Perini Corporation (AMEX:PCR) (the "Company") and Tutor-Saliba Corporation of Sylmar, CA, O&G Industries, Inc. of Torrington, CT, and National Union Fire Insurance Company of Pittsburgh, PA, a wholly-owned subsidiary of American International Group, Inc., (collectively, the "New Investors"), today announced that the Company and the New Investors have entered into a definitive Securities Purchase Agreement (the "Agreement") with respect to an investment transaction. Pursuant to the Agreement, the New Investors would purchase $40 million of common stock from the Company which consists of 9,411,765 shares of common stock at $4.25 per share. Tutor-Saliba Corporation is owned and controlled by Ronald N. Tutor, who also serves as Chairman of the Company's Board of Directors.

A Special Committee of the Company's Board of Directors approved the Agreement after receiving a fairness opinion from Houlihan Lokey Howard & Zukin. The Agreement permits the Special Committee and the Company to solicit alternative offers for the Company.

The transaction is subject to approval by a majority of disinterested common shareholders, the exchange of 100% of the Series B Preferred Stock (which has a current accreted face amount of approximately $40 million) for common stock at an effective price of $5.50 per share, satisfactory renegotiation of credit facilities with the Company's bank group (on which an agreement in principle has been reached) and certain other conditions, including completion of due diligence. Subject to the satisfaction of closing conditions, the Company expects to be able to close the transaction during the first or second quarter.

The shares of common stock represented by this equity investment will approximate 42% of the Company's voting rights, and will also entitle the New Investors to nominate three members to the Company's Board of Directors. Following the exchange of the Series B Preferred Stock for common stock the former holders of those shares will control approximately 32.5% of the Company's voting rights and continue to be entitled to nominate up to two members to the Company's Board of Directors.


Robert Band, President and CEO, commented "Perini Corporation is very pleased to announce our signing of the Agreement with the New Investors. As has been previously reported, the Company has been seeking to raise additional capital to help restore its balance sheet net worth and improve liquidity. This new equity investment together with the conversion of the Series B Preferred Stock will significantly improve the Company's balance sheet net worth and provide additional liquidity to support its ongoing core construction operations."

Nancy Hawthorne, chair of the Special Committee, stated "This is an important step in seeking additional capital on terms fair to disinterested stockholders. We continue to seek alternative proposals for the Company."

Perini Corporation, headquartered in Framingham, Massachusetts, provides general contracting and construction management services for the building and civil segments of the construction industry for public and private clients throughout the United States and overseas. Office locations include Boston, New York, Phoenix, Las Vegas, Detroit and Atlantic City.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements involve a number of risks, uncertainties or other factors that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statement. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or omitted to be taken by third parties including the Company's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials.